Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Blue Owl Credit Income Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Common Stock	457(o)	$$4,000,000,000	—	$$4,000,000,000	$0.00014760	$590,400	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$4,000,000,000		$590,400

	Total Fees Previously Paid							$—

	Total Fee Offset							$—

	Net Fee Due							$590,400

(1)

Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee. A total of $9,500,000,000 of common shares of beneficial interest, par value $0.01 per share, were previously registered. This Registration Statement has registered an additional $4,000,000,000 of common shares, resulting in a total of $13,500,000,000 in registered common shares.

(2)	Calculated pursuant to Rule 457(o) and previously paid in connection with the filing of the Registrant’s registration statement on Form N-2.